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                       PRIORITY HEALTHCARE CORPORATION
                             LIST OF SUBSIDIARIES




1.      IV-1, Inc. - Altamonte Springs, FL

2.      IV-One Services, Inc. - Altamonte Springs, FL

3.      National Pharmacy Providers, Inc. - Altamonte Springs, FL
















                                  EXHIBIT 21